Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information contact:
J. Neal Armstrong, CFO
Phone: 617-559-7162
narmstrong@aspectms.com

Aspect Medical Systems Adopts Shareholder Rights Plan

NEWTON, Mass., November 29, 2004 — Aspect Medical Systems, Inc. (NASDAQ: ASPM) today announced that its Board of Directors has adopted a shareholder rights plan designed to ensure that all Aspect shareholders receive fair and equal treatment in the event of an unsolicited takeover proposal. The plan is intended to safeguard against coercive takeover tactics that limit the ability of all shareholders to realize the long-term value of their investment in Aspect. Aspect’s shareholder rights plan is similar to plans adopted by many other publicly-traded companies, and was not adopted in response to any current effort to acquire control of the company.

Under the rights plan, each holder of Aspect common stock at the close of business on December 10, 2004, will receive one right for each share of common stock held. The rights will automatically trade with the underlying common stock and will not be exercisable. The rights will only become exercisable if a person (other than Boston Scientific Corporation) acquires beneficial ownership of, or commences a tender offer for, 17.5 percent or more of Aspect’s common stock, unless, in either case, the transaction was approved by Aspect’s Board of Directors. With respect to Boston Scientific Corporation, the rights will become exercisable if Boston Scientific Corporation acquires beneficial ownership of, or commences a tender offer for, 27.5 percent or more of the Company’s common stock, unless in either case, the transaction was approved by Aspect’s Board of Directors.

As of October 2, 2004, Boston Scientific Corporation held approximately 24 percent of the Company’s outstanding common stock. Under the terms of an earlier standstill agreement that will expire on December 31, 2004, Boston Scientific Corporation agreed not to acquire more than 25 percent of Aspect’s outstanding shares of common stock without Aspect’s prior approval. Nassib Chamoun, President and Chief Executive Officer of the Company noted, “We appreciate and value the support and confidence in the Company demonstrated by Boston Scientific Corporation’s investment in our common stock, and look forward to continuing our excellent and mutually rewarding working relationship with Boston Scientific Corporation. However, in light of Boston Scientific Corporation’s current ownership position and the scheduled expiration of our current standstill agreement, our board of directors thought adoption of the rights plan was an appropriate step at this time.”

If the rights become exercisable, the type and amount of securities receivable upon exercise of the rights would depend on the circumstances at the time of exercise. Initially, each right would

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entitle holders to purchase one one-thousandth of a share of Aspect’s newly created Series A Junior Participating Preferred Stock at an exercise price of $150. If a person acquires 17.5 percent (or in the case of Boston Scientific Corporation, 27.5 percent) or more of Aspect’s common stock in a transaction that was not approved by Aspect’s Board of Directors, each right, other than those owned by the acquiring person, would instead entitle the holder to purchase $300 worth of Aspect’s common stock for the $150 exercise price. If Aspect is involved in a merger or other transaction with another company that is not approved by Aspect’s Board of Directors, in which Aspect is not the surviving corporation or which transfers more than 50 percent of Aspect’s assets to another company, then each right, other than those owned by the acquiring person, would instead entitle the holder to purchase $300 worth of the acquiring company’s common stock for the $150 exercise price.

Aspect’s Board of Directors may redeem the rights for $0.001 per right at any time until ten business days after a person acquires 17.5 percent (or in the case of Boston Scientific Corporation, 27.5 percent) or more of Aspect’s common stock, or on the date on which any executive officer of Aspect has actual knowledge of such acquisition, whichever is later. The Board of Directors may also extend the date by which the rights may be redeemed. Unless the rights are redeemed or exchanged earlier, they will expire on November 29, 2014. At least once every three years, a committee of independent directors will evaluate the rights plan in order to consider whether the maintenance of the rights plan continues to be in the best interests of the Company and its shareholders.

A summary of the rights plan will be included in a Current Report on Form 8-K to be filed by Aspect with the Securities and Exchange Commission and will also be mailed to shareholders of record of Aspect’s common stock following the December 10, 2004 record date.

About Aspect Medical Systems, Inc.

Aspect Medical Systems, Inc. (NADAQ: ASPM) is a global market leader in brain monitoring technology. Aspect’s BIS technology directly measures the effects of anesthetics and sedatives on the brain. The technology has been used to assess nearly 10 million patients and has been the subject of approximately 1,700 published articles and abstracts. BIS technology is installed in approximately one third of all domestic operating rooms and is available in more than 160 countries. Aspect Medical Systems has OEM agreements with seven leading manufacturers of patient monitoring systems. For more information, visit Aspect’s Web site at http://www.aspectmedical.com.

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Safe Harbor Statement

Certain statements in this release are forward-looking and may involve risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those indicated by these forward-looking statements. These factors include a number of risks facing the Company’s business. For example, the Company may not be able to protect against abusive takeover tactics. In addition, the Company may not be able to achieve widespread market acceptance of its BIS monitoring technology or to compete with new products or alternative techniques that may be developed by others, including third-party anesthesia monitoring products approved by the FDA, and also faces competitive and regulatory risks relating to its ability to successfully develop and introduce enhancements and new products. In addition, the Company may not successfully monitor the risk of awareness with BIS monitoring in all cases. Cases of awareness with recall during monitoring with the BIS system and significant product liability claims are among the factors that could limit market acceptance. The Company also may not be able to successfully enter into or continue its original equipment manufacturing agreements and alliances on favorable terms, or at all. There are additional factors that could cause Aspect’s actual results to vary from its forward-looking statements, including without limitation those set forth under the heading “Factors Affecting Future Operating Results” in Aspect’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2004, as filed with the Securities and Exchange Commission. In addition, any forward-looking statements represent Aspect’s views only as of the date of this press release and should not be relied upon as representing Aspect’s views as of any subsequent date. While Aspect may elect to update forward-looking statements in the future, it specifically disclaims any obligation to do so, even if its expectations change. Therefore, you should not rely on these forward-looking statements as representing Aspect’s views as of any date subsequent to the date of this press release.

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